Exhibit 99.1

SYSTEMAX REPORTS THIRD QUARTER 2009 SALES UP 6% ON CONSTANT
CURRENCY BASIS; EPS UP 13%

PORT WASHINGTON, NY, November 10, 2009 – Systemax Inc. (NYSE:SYX) today announced financial results for the third quarter and nine months ended September 30, 2009.

Financial highlights for the quarter ended September 30, 2009:
•	Consolidated sales grew 2% to $753.9 million in U.S. dollars. On a constant currency basis, sales grew 6%.
•	Consumer sales grew 10% to $426.2 million in U.S. dollars. On a constant currency basis, sales grew 12%.
•	“Same store” consumer sales grew 6%.
•	Business to business sales were $327.7 million in U.S. dollars, a 7% decline. On a constant currency basis, sales declined 1%.
•	One-time pre-tax charges were $1.0 million, or approximately $0.02 per diluted share after tax, for costs related to the WStore acquisition and exiting the Hosted Software business.
•	Diluted earnings per share grew 13% to $0.34.

Performance Summary (U.S dollars in millions, except per share data)
Highlights	Quarter Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008
Sales	$753.9	$739.5	$2,227.7	$2,220.3
Gross profit	$112.8	$115.4	$327.4	$343.9
Gross margin	15.0%	15.6%	14.7%	15.5%
Operating income	$19.4	$20.4	$43.1	$67.6
Operating margin	2.6%	2.8%	1.9%	3.0%
Diluted earnings per share	$0.34	$0.30	$0.74	$1.14
One time charges, pre-tax	$1.0	-	$7.3	$0.8
One-time charges, after tax, per diluted share	$0.02	-	$0.12	$0.01

Richard Leeds, Chairman and Chief Executive Officer, said, “Systemax posted solid overall third quarter results, growing top line sales on a U.S. dollar basis as well as on a constant currency basis.  We did see some erosion in overall gross margin, resulting from the continued impact of discounted shipping and product mix changes; however gross margin for the quarter was up sequentially.  We carefully controlled our operating costs, despite headcount growth for new retail stores and one-time charges, which resulted in strong bottom line earnings growth.”

Channel sales for the three and nine months ended September 30, 2009:

Channel Sales Summary (in millions)
Channel	Quarter Ended Sept 30,		Nine Months Ended Sept 30
	2009	2008	2009	2008
Consumer1	$426.2	$389.2	$1,310.3	$1,154.4
Business to business2	$327.7	$350.3	$917.4	$1,065.9
Consolidated sales	$753.9	$739.5	$2,227.7	$2,220.3

1Includes sales from retail stores, consumer websites, printed catalogs and television shopping
      2Includes sales from managed business relationships, including outbound call centers and extranets

Channel3	Change
Consumer	6.0%
Business to business	-4.0%

3Comprised of revenue at retail stores, websites and call centers operating for at least 14 full months. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates.
The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.
As a result,   Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Richard Leeds continued, “Our consumer channels in North America reported our strongest results.  We are broadening our reach in the consumer electronics market, both through our retail stores and our e-Commerce websites.  CompUSA recently opened two new brick and mortar stores, with another planned to open later this month.  We have also signed leases for stores in several new markets that will open in the coming months, and we are continuing the conversion of our existing stores to our proprietary Retail 2.0 format.  Circuit City has successfully reactivated many of its former customers, and sales from CircuitCity.com contributed to our overall sales growth.  We remain very optimistic about the long-term possibilities for this valuable asset.  As in the past, TigerDirect continues to be a market leader in the online retailing of computer and consumer electronics.”

“Our business to business channel operations – including MISCO in Western Europe and Global Industrial in the U.S. – are still generally impacted by the worldwide economic slowdown; however, we are now cautiously optimistic that we have seen the bottom.  We continue making prudent investments to improve our positioning while carefully controlling our costs.  During the quarter we completed the acquisition of WStore Europe, a B2B supplier of IT products with operations in France and in the United

Kingdom, significantly strengthening our presence in those markets. In our Industrial business, we recently deployed an entirely new ecommerce website (www.globalindustrial.com) that we believe is generationally more advanced than the sites of any other company in the sector.”

Supplemental product category sales for the three and nine months ended September 30, 2009:

Product Category Sales Summary (in millions)
Product Category	Quarter Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008
Computers	$183.5	$141.5	$559.1	$369.6
Consumer electronics	$172.6	$161.5	$521.2	$509.4
Computer components	$130.1	$132.1	$363.7	$411.8
Computer accessories & software	$200.2	$225.6	$431.1	$696.3
Industrial products	$52.0	$63.2	$146.5	$182.2
Other	$15.5	$15.6	$206.1	$51.0
Consolidated sales	$753.9	$739.5	$2,227.7	$2,220.3

Business unit sales for the three and nine months ended September 30, 2009:

Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Technology Products – North America	$500.0	$448.9	$1,500.7	$1,314.1
Technology Products – Europe	$201.8	$227.2	$579.3	$723.7
Industrial Products	$52.0	$63.2	$146.5	$182.2
Software Solutions	$0.1	$0.2	$1.2	$0.3
Consolidated Sales	$753.9	$739.5	$2,227.7	$2,220.3

Working capital as of September 30, 2009 was $256.8 million, including cash and cash equivalents of $102.1 million.  The Company has an undrawn credit facility of $120.0 million and total cash and available liquidity of approximately $199.0 million. Short term debt totaled approximately $18.8 million at September 30, 2009 and included approximately $17.1 million in revolving debt assumed as part of the WStore acquisition as well as capitalized lease obligations. Cash flow provided by operations for the first nine months of 2009 was approximately $14.2 million and capital expenditures were $13.7 million. The Company’s effective tax rate for the first nine months of 2009 was 36.3%, down from 37.3% last year.  Included in the 2009 rate is a reversal of tax reserves of approximately $1.0 million as the result of statute expirations. Excluding this reserve reversal, the Company’s effective tax rate in 2009 was 38.7%.  This higher effective tax rate this year is primarily the result of a higher percentage of taxable income in the U.S. where corporate tax rates for the Company are typically highest.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its third quarter and the first nine months of 2009 results today, Tuesday, November 10, 2009 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 877-604-9673 (U.S. callers) or 719-325-4790 (Int’l callers) and reference passcode 7435037 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Tuesday, November 17, 2009. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 7435037. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies, consumer electronics and industrial products through a system of branded e-Commerce web sites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR/ MEDIA CONTACTS:
Denise Roche / Bill Douglass
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com
douglass@braincomm.com

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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30*		September 30*
	2009	2008	2009	2008
Net sales	$753,880	$739,479	$2,227,747	$2,220,251
Cost of sales	641,117	624,060	1,900,380	1,876,329
Gross profit	112,763	115,419	327,367	343,922
Gross margin	15.0%	15.6%	14.7%	15.5%
Selling, general and administrative expenses	93,394	94,997	284,309	276,349
Operating income	19,369	20,422	43,058	67,573
Operating margin	2.6%	2.8%	1.9%	3.0%
Interest and other (income) expense, net	(952)	1,782	(589)	(843)
Income before income taxes	20,321	18,640	43,647	68,416
Provision for income taxes	7,723	7,367	15,860	25,541
Effective tax rate	38.0%	39.5%	36.3%	37.3%
Net income	$12,598	$11,273	$27,787	$42,875
Net margin	1.7%	1.5%	1.3%	1.9%

Net income per common share:
Basic	$.34	$0.30	$.76	$1.16
Diluted	$.34	$0.30	$.74	$1.14

Weighted average common and common equivalent shares:
Basic	36,703	37,079	36,669	36,972
Diluted	37,319	37,801	37,310	37,774

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	September 30* December 31
	2009	2008
Current assets:
Cash and cash equivalents	$102,117	$115,967
Accounts receivable, net	213,170	182,532
Inventories	315,977	290,594
Prepaid expenses and other current assets	28,574	22,225
Total current assets	659,838	611,318
Property, plant and equipment, net	63,046	48,465
Goodwill, intangibles and other assets	60,660	42,361
Total assets	$783,544	$702,144

Current liabilities:
Short-term debt	$18,770	$773
Accounts payable and accrued expenses	384,222	357,453
Total current liabilities	402,992	358,226
Long-term debt	1,233	1,411
Other liabilities	7,986	8,552
Shareholders’ equity	371,333	333,955
Total liabilities and shareholders’ equity	$783,544	$702,144

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal nine month period and quarter ended on October 3, 2009. The third quarters of both 2009 and 2008 included 13 weeks and the nine month periods both included 39 weeks.